EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-63500, 333-16547 and 333-71328 on Form S-8 and in Registration Statement Nos. 333-80384, 333-21493 and 333-62929 on Form S-3 of I-Flow Corporation of our report dated March 8, 2002, appearing in this Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 29, 2002